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                                                                    EXHIBIT 99.2




FOR IMMEDIATE RELEASE
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Hudson Valley Holding Corp.                           CONTACT
21 Scarsdale Road                                     -------
Yonkers, NY 10707                                     Wendy Croker
                                                      VP, Shareholder Relations
                                                      (914) 771 - 3214

                          HUDSON VALLEY HOLDING CORP.
                            ANNOUNCES CASH DIVIDEND

     Yonkers, NY, January 29, 2007 . . .William E. Griffin, Chairman of the Board, announced that the Company has declared a cash dividend of $0.49 per share payable to all shareholders of record as of the close of business February 9, 2007. The dividend will be distributed to shareholders on or about February 16, 2007.

     Mr. Griffin noted that while the $0.49 dividend per share is the same as the cash dividend paid in November 2006, shareholders will actually receive an increase of 10% compared to November 2006 as a result of the 10% stock dividend issued to shareholders in December 2006.

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and NYNB Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 21 branches located in Westchester, the Bronx, Manhattan and Queens. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB Bank is a Bronx based bank with approximately $140 million in assets serving the local communities of the South Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in the Company's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.